Exhibit 3.12

POSTAL ADDRESS	P.O. Box 71170 1008 BD AMSTERDAM
OFFICE ADDRESS	Forum Fred. Roeskestraat 100 1076 ED AMSTERDAM The Netherlands
TELEPHONE	+31 20 578 5909
FAX	+31 20 578 5807
INTERNET	www.loyensloeff.com

AMENDMENT OF THE ARTICLES OF ASSOCIATION

Stream International Europe B.V.

having its official seat in Amsterdam

January 28, 2009

CONTENTS:

Certified copy of the notarial deed of amendment of the articles of association of Stream International Europe B.V., having its official seat in Amsterdam, executed before a substitute of R. van Bork, civil law notary in Amsterdam, on January 28, 2009, as well as the English translation and the consecutive text in Dutch and English.

The public limited company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions have been printed on the reverse side of this page and may also be [ILLEGIBLE] under number 142/2004.

RvB/OAP/5129540/40042715

4176485

AKTE VAN STATUTENWIJZIGING

(Stream International Europe B.V.)

Op achtentwintig januari tweeduizend negen, is voor mij, mr. Corine van Ingen, hierna te noemen “notaris”, als waarnemer van mr. Rudolf van Bork, notaris met plaats van vestiging Amsterdam, verschenen:

de heer mr. Oscar Alexander Pfeiffer, geboren te Rotterdam op vierentwintig december negentienhonderd zesenzeventig, met kantooradres Fred. Roeskestraat 100, 1076 ED Amsterdam.

De comparant heeft het volgende verklaard:

de algemene vergadering van aandeelhouders van Stream International Europe B.V., een besloten vennootschap met beperkte aansprakelijkheid naar Nederlands recht, gevestigd te Amsterdam en kantoorhoudende te Kabelweg 43, 1014 BA Amsterdam, ingeschreven in het Handelsregister van de Kamers van Koophandel onder dossiernummer 33258450 (de “vennootschap”) heeft op zesentwintig januari tweeduizend negen (26 januari 2009) besloten de statuten van de vennootschap par-tieel te wijzigen, alsmede om de comparant te machtigen deze akte te doen passeren. Van deze besluitvorming blijkt uit een aandeelhoudersbesluit dat in kopie aan deze akte is gehecht (Bijlage I).

De statuten van de vennootschap zijn laatstelijk gewijzigd bij akte op achtentwintig fe-bruari tweeduizend zes (28 februari 2006), verleden voor mr. R. van Bork, voor-noemd, terzake waarvan een ministeriële verklaring van geen bezwaar werd verleend op vierentwintig februari tweeduizend zes (24 februari 2006) onder nummer B.V. 495716.

Ter uitvoering van voormeld besluit tot statutenwijziging worden de statuten van de vennootschap hierbij gewijzigd als volgt.

Wijziging A.

Artikel 5 lid 1 wordt gewijzigd en komt te luiden als volgt:

“1.	Uitgifte van aandelen geschiedt krachtens een besluit van de algemene vergadering van aandeelhouders. Onder “algemene vergadering” wordt in deze statuten verstaan het vennootschapsorgaan bestaande uit stemgerechtigde aandeelhouders, alsmede pandhouders en vruchtgebruikers aan wie het stemrecht op aandelen toekomt.”

Wijziging B.

Aan Artikel 12 wordt een nieuw lid 9 en een nieuw lid 10 toegevoegd welke leden komen te luiden als volgt:

“9.	Het bestuur is zonder opdracht van de algemene vergadering niet bevoegd aangifte te doen tot faillissementverklaring van de vennootschap.

10.	Het bestuur zal slechts na voorafgaande goedkeuring van de algemene vergadering surseance van betaling aanvragen.”

Wijziging C.

Aan Artikel 19 wordt een nieuw lid 2 toegevoegd onder vernummering van de bestaande leden 2 tot en met 4 tot leden 3 tot en met 5 welk lid komt te luiden als volgt:

“2.	Algemene vergaderingen van aandeelhouders worden bijeengeroepen door de directie. Voorts kunnen algemene vergaderingen van aandeelhouders bijeengeroepen worden door aandeelhouders, vruchtgebruikers en/of pandhouders met stemrecht, tezamen vertegenwoordigende ten minste de helft van het geplaatste kapitaal van de vennootschap.”

Verklaring van geen bezwaar.

Terzake van bovenstaande statutenwijziging is een ministeriële verklaring van geen bezwaar verleend op drieëntwintig januari tweeduizend negen (23 januari 2009), onder nummer B.V. 495716, waarvan blijkt uit een schriftelijke verklaring van het Ministerie van Justitie die aan deze akte is gehecht (Bijlage II).

Slot.

De comparante is mij, notaris, bekend.

Deze akte is verleden te Amsterdam op de datum aan het begin van deze akte vermeld. De zakelijke inhoud van deze akte is aan de comparante opgegeven en toegelicht. De comparante heeft verklaard op volledige voorlezing van de akte geen prijs te stellen, tijdig voor het verlijden van de inhoud daarvan te hebben kennisgenomen en met de inhoud in te stemmen.

Onmiddellijk na beperkte voorlezing is deze akte eerst door de comparante en daarna door mij, notaris, ondertekend.

(w.g. O.A. Pfeiffer; C. van Ingen)

UITGEGEVEN VOOR AFSCHRIFT Amsterdam, 28 januari 2009

2

STATUTEN van:

Stream International Europe B.V.,

gevestigd te Amsterdam.

De statuten zijn laatstelijk partieel gewijzigd bij akte, op 28 januari 2009 verleden voor een waarnemer of mr. R. van Bork, notaris met plaats van vestiging Amsterdam, terzake waarvan een ministeriële verklaring dat van bezwaren niet is gebleken werd verleend op 23 januari 2009, onder nummer B.V. 495716.

De vennootschap is ingeschreven in het Handeisregister van de Kamer van Koophandel en Fabrieken voor Amsterdam onder nummer: 33258450.

1

Naam en zetel

Artikel 1

1.	De vennootschap draagt de naam: Stream International Europe B.V.

2.	De zetel van de vennootschap is gelegen in de gemeente Amsterdam.

Doel

Artikel 2

1.	Het doel van de vennootschap is:

a.	het verlenen van diensten op technisch gebied aan andere vennootschappen, personen en ondernemingen, in het bijzonder op het gebied van aan haar uitbestede telefoondiensten met betrekking tot computer programmatuur;

b.	het deelnemen in, het samenwerken met, het voeren van het bestuur over, het oprichten en verwerven van, alsmede het (doen) financieren van andere ondernemingen, in welke rechtsvorm ook;

c.	het verstrekken en aangaan van geldleningen;

d.	het verstrekken van leningen met het oog op het nemen van aandelen in het kapitaal van de vennootschap of van certificaten daarvan tot ten hoogste het bedrag van de uitkeerbare reserves;

e.	het verstrekken van garanties, het verbinden van de vennootschap en het stellen van zekerheden ten behoeve van ondernemingen en vennootschappen waarmee de vennootschap in een groep is verbonden en ten behoeve van derden;

f.	het exploiteren en verhandelen van patenten, merkrechten, vergunningen, knowhow en andere industriële en intellectuele eigendomsrechten;

g.	het verkrijgen, beheren, exploiteren en vervreemden en bezwaren van vermogenswaarden, met name onroerende zaken, effecten, roerende zaken en geldmiddelen.

2.	Het doel omvat tevens al hetgeen met het doel in de ruimste zin verband houdt of daartoe bevorderlijk kan zijn.

Maatschappelijk kapitaal

Artikel 3

Het maatschappelijk kapitaal van de vennootschap bedraagt negentigduizend euro (€ 90.000,00), verdeeld in tweeduizend (2.000) aandelen, elk aandeel nominaal groot vijfenveertig euro (€ 45,00).

Aandelen/aandeelbewijzen

Artikel 4

1.	Alle aandelen luiden op naam. De aandelen worden genummerd van één af.

2.	Aandeelbewijzen kunnen niet worden uitgegeven.

Uitgifte van aandelen/voorkeursrecht

Artikel 5

1.	Uitgifte van aandelen geschiedt krachtens een besluit van de algemene vergadering van aandeelhouders. Onder “algemene vergadering” wordt in deze statuten verstaan het vennootschapsorgaan bestaande uit stemgerechtigde aandeelhouders, alsmede pandhouders en vruchtgebruikers aan wie het stemrecht op aandelen toekomt.

2

2.	Voor de uitgifte van een aandeel is vereist een daartoe bestemde, ten overstaan van een notaris met plaats van vestiging in Nederland verleden akte waarbij de betrokkenen partij zijn.

3.	Bij de uitgifte van aandelen heeft een aandeelhouder geen voorkeursrecht, tenzij de algemene vergadering hiertoe besluit.

4.	Het in de vorige leden van dit artikel bepaalde is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen.

Storting op aandelen

Artikel 6

1.	Bij het nemen van het aandeel moet daarop het nominale bedrag worden gestort. Bedongen kan worden dat een deel, ten hoogste drie/vierde, van het nominale bedrag eerst behoeft te worden gestort nadat de vennootschap het zal hebben opgevraagd.

2.	Storting op een aandeel moet in geld geschieden.

In afwijking hiervan kan het bestuur met inachtneming van de wettelijke bepalingen:

a.	toestemming verlenen tot storting in vreemd geld; of

b.	inbreng anders dan in geld overeenkomen.

Storting in een valuta die een eenheid is van de euro wordt niet beschouwd als storting in vreemd geld.

3.	Met storting in vreemd geld wordt aan de stortingsplicht voldaan voor het be-drag waartegen het gestorte bedrag blijkens een bankverklaring als bedoeld in artikel 2:203a leden 2 en 3 van het Burgerlijk Wetboek vrijelijk in Nederlands geld kan worden gewisseld.

Bepalend is de wisselkoers op de dag van storting dan wel, indien vroeger dan een maand voor de oprichting is gestort, op de dag van de oprichting.

Aandeelhoudersregister

Artikel 7

1.	Het bestuur houdt een register waarin de namen en adressen van alle aandeelhouders zijn opgenomen met vermelding van de datum waarop zij de aandelen hebben verkregen, de datum van erkenning of betekening alsmede van het op ieder aandeel gestorte bedrag. Het register wordt regelmatig bijgehouden.

2.	In het register worden tevens opgenomen:

a.	de namen en adressen van hen die een recht van vruchtgebruik of een pandrecht op aandelen hebben, met vermelding van de datum waarop zij het recht hebben verkregen;

b.	de datum van erkenning of betekening.

3.	Ingeval in het register een vruchtgebruiker of pandhouder is ingeschreven, vermeldt het register aan wie welke rechten als bedoeld in artikel 8 van deze statuten toekomen.

Vruchtgebruik/pandrecht/ certificaten

Artikel 8

1.	Op aandelen kan vruchtgebruik en pandrecht worden gevestigd. Bij de vestiging van een pandrecht op een aandeel of bij de vestiging of levering van een vruchtgebruik op een aandeel kan het stemrecht aan de pandhouder of vruchtgebruiker worden toegekend, met inachtneming van hetgeen terzake in de wet is bepaald.

3

2.	De aandeelhouder die geen stemrecht heeft als de pandhouder of vruchtgebruiker die wel stemrecht heeft, heeft de rechten die de wet toekent aan houders van met medewerking van een vennootschap uitgegeven certificaten van aandelen in haar kapitaal. Een pandhouder of vruchtgebruiker die geen stemrecht heeft, heeft niet de rechten die de wet toekent aan houders van met medewerking van een vennootschap uitgegeven certificaten van aandelen in haar kapitaal.

Verkrijging van eigen aandelen

Artikel 9

1.	Verkrijging door de vennootschap van niet volgestorte aandelen in haar kapitaal is nietig.

2.	Volgestorte eigen aandelen mag de vennootschap slechts verkrijgen om niet of indien voldaan is aan het bepaalde in artikel 2:207 van het Burgerlijk Wetboek.

3.	De vorige leden gelden niet voor aandelen die de vennootschap onder algemene titel verkrijgt.

Levering van aandelen

Artikel 10

1.	Voor de levering van een aandeel of de levering van een beperkt recht daarop is vereist een daartoe bestemde, ten overstaan van een notaris met plaats van vestiging in Nederland verleden akte waarbij de betrokkenen partij zijn.

2.	De levering van een aandeel werkt mede van rechtswege tegenover de vennootschap.

Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat de vennootschap de rechtshandeling heeft erkend of de akte van levering aan haar is betekend.

Blokkeringsregeling/goedkeuring

Artikel 11

1.	De aandeelhouder die een of meer aandelen wil overdragen, hierna te noemen de “verzoeker”, behoeft daartoe goedkeuring van de algemene vergadering. Vrije overdracht is niet toegestaan.

2.	De overdracht moet plaats vinden binnen drie maanden nadat goedkeuring is verleend of geacht wordt te zijn verleend.

3.	De goedkeuring wordt geacht te zijn verleend:

a.	indien de algemene vergadering niet gelijktijdig met de weigering van de goedkeuring aan de verzoeker opgave doet van een of meer gegadigden, die bereid zijn al de aandelen, waarop het verzoek om goedkeuring betrekking heeft, tegen contante betaling te kopen, tegen de prijs, omschreven in lid 4. De vennootschap zelf kan slechts met goedkeuring van de verzoeker als gegadigde worden aangewezen;

b.	indien de algemene vergadering niet binnen zes weken na het verzoek om goedkeuring op het desbetreffend verzoek heeft beslist.

4

4.	De in lid 3 sub a bedoelde prijs is gelijk aan de waarde van de desbetreffende aandelen, vast te stellen in onderling overleg tussen verzoeker en de door hem aanvaarde gegadigden en bij gebreke daarvan door een onafhankelijke deskundige.

5.	Zodanige deskundige wordt aangewezen door partijen en indien zij omtrent de aanwijzing van de onafhankelijke deskundige geen overeenstemming bereiken, geschiedt die aanwijzing door de Kantonrechter binnen wiens rechtsgebied de vennootschap haar woonplaats heeft.

De kosten van de prijsvaststelling komen ten laste van:

a.	de verzoeker indien deze zich terugtrekt;

b.	de verzoeker voor de helft en de kopers voor de andere helft indien de aandelen door de gegadigden zijn gekocht, met dien verstande dat iedere koper in de kosten bijdraagt in verhouding tot het aantal door hem gekochte aandelen;

c.	de vennootschap in niet onder a of b genoemde gevallen.

6.	De verzoeker is bevoegd zich terug te trekken mits hij dit doet binnen een maand nadat hem bekend is aan welke gegadigden hij al de aandelen waarop het aanbod betrekking heeft kan verkopen en tegen welke prijs.

7.	Het in dit artikel bepaalde blijft buiten toepassing indien de aandeelhouder krachtens de wet tot overdracht van zijn aandeel aan een eerdere houder verplicht is.

Bestuur

Artikel 12

1.	De vennootschap heeft een bestuur, bestaande uit een door de algemene vergadering te bepalen aantal van één of meer bestuurders.

Het bestuur is belast met het besturen van de vennootschap.

2.	De bestuurders worden door de algemene vergadering benoemd en kunnen te allen tijde door deze vergadering worden geschorst en ontslagen.

3.	Het salaris en de overige arbeidsvoorwaarden worden voor iedere bestuurder afzonderlijk vastgesteld door de algemene vergadering.

4.	Ingeval van ontstentenis of belet van een bestuurder blijven de overige bestuurders met het bestuur belast. Bij ontstentenis of belet van alle bestuurders wijst de algemene vergadering een of meer personen aan, die tijdelijk met het bestuur is/zijn belast. Deze algemene vergadering kan door iedere aandeelhouder worden bijeengeroepen.

5.	De algemene vergadering is bevoegd door haar, in haar daartoe strekkend besluit, duidelijk te omschrijven besluiten van het bestuur aan haar goedkeuring te onderwerpen.

6.	Het ontbreken van de goedkeuring als bedoeld in lid 5 van dit artikel tast de vertegenwoordigingsbevoegdheid van het bestuur of de bestuurders niet aan.

7.	Het bestuur is bevoegd zonder voorafgaande goedkeuring van de algemene vergadering rechtshandelingen aan te gaan als bedoeld in artikel 2:204, lid 1 Burgerlijk Wetboek.

8.	Het bestuur zal zich gedragen naar de haar door de algemene vergadering te verstrekken aanwijzingen betreffende de algemene lijnen van het te voeren financiële, sociale, economische, milieu- en personeelsbeleid.

5

9.	Het bestuur is zonder opdracht van de algemene vergadering niet bevoegd aangifte te doen tot faillissementverklaring van de vennootschap.

10.	Het bestuur zal slechts na voorafgaande goedkeuring van de algemene vergadering surseance van betaling aanvragen.

Besluitvorming bestuur

Artikel 13

1.	Het bestuur besluit met volstrekte meerderheid van stemmen.

2.	Besluiten die in een bestuursvergadering kunnen worden genomen kunnen ook buiten vergadering genomen worden, mits alle bestuursleden zich schriftelijk al dan niet per enig communicatiemiddel voor het voorstel hebben verklaard.

Vertegenwoordiging

Artikel 14

1.	Het bestuur vertegenwoordigt de vennootschap. De bevoegdheid tot vertegenwoordiging komt mede toe aan:

a.	iedere bestuurder A afzonderlijk;

b.	een bestuurder A en een bestuurder B gezamenlijk.

2.	In alle gevallen waarin de vennootschap een tegenstrijdig belang heeft met één of meer bestuurders wordt de vennootschap niettemin op de hiervoor vermelde wijze vertegenwoordigd. Indien de vennootschap daarentegen een tegenstrijdig belang heeft met één of meer bestuurders in privé, wordt de vennootschap vertegenwoordigd door een daartoe door de algemene vergadering aan te wijzen persoon.

Boekjaar: jaarrekening

Artikel 15

1.	Het boekjaar is gelijk aan het kalenderjaar.

2.	Jaarlijks wordt binnen vijf maanden na afloop van het boekjaar van de vennootschap, behoudens verlenging van deze termijn met ten hoogste zes maanden door de algemene vergadering op grond van bijzondere omstandigheden, door het bestuur een jaarrekening opgemaakt, die voor de aandeelhouders ter inzage wordt gelegd ten kantore van de vennootschap. Binnen deze termijn legt het bestuur ook het jaarverslag ter inzage tenzij artikel 2:396 lid 6 eerste volzin of artikel 2:403 van het Burgerlijk Wetboek voor de vennootschap geldt.

3.	De vennootschap zorgt dat de opgemaakte jaarrekening, het jaarverslag en de krachtens artikel 2:392 lid 1 van het Burgerlijk Wetboek toe te voegen gegevens vanaf de oproeping voor de algemene vergadering, bestemd voor haar behandeling, te haren kantore aanwezig zijn. De aandeelhouders kunnen de stukken aldaar inzien en er kosteloos een afschrift van verkrijgen.

Vaststelling jaarstukken

Artikel 16

1.	De jaarrekening wordt vastgesteld door de algemene vergadering.

2.	De jaarrekening wordt ondertekend door alle bestuurders. Indien daaraan enige handtekening ontbreekt, wordt daarvan onder opgave van de reden melding gemaakt.

3.	Het jaarverslag wordt vastgesteld door het bestuur.

6

Winstbestemming

Artikel 17

1.	De winst staat ter vrije beschikking van de algemene vergadering.

2.	De vennootschap kan aan de aandeelhouders en andere gerechtigden tot de voor uitkering vatbare winst slechts uitkeringen doen voor zover het eigen vermogen groter is dan het gestorte en opgevraagde deel van het kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden.

3.	Uitkering van winst geschiedt na de vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

4.	Op de aandelen die de vennootschap in haar eigen kapitaal houdt, wordt geen winst uitgekeerd, tenzij deze aandelen belast zijn met een vruchtgebruik of een pandrecht ten gevolge waarvan het winstrecht toekomt aan de vruchtgebruiker of de pandhouder.

5.	De vennootschap mag tussentijds slechts uitkeringen doen, indien aan het vereiste van lid 2 is voldaan.

6.	De vordering van de aandeelhouder tot uitkering van dividend vervalt door een tijdsverloop van vijf jaren.

Algemene vergadering van aandeelhouders

Artikel 18

1.	De algemene vergaderingen worden gehouden in Nederland, in de gemeente waar de vennootschap haar zetel heeft. De algemene vergaderingen kunnen ook worden gehouden in Rotterdam, Den Haag of Utrecht. In een algemene vergadering gehouden elders dan behoort, kunnen wettige besluiten slechts genomen worden indien het gehele geplaatste kapitaal vertegenwoordigd is.

2.	Jaarlijks wordt uiterlijk binnen zes maanden na afloop van het boekjaar een algemene vergadering gehouden.

Hierin wordt onder andere behandeld:

a.	de jaarrekening;

b.	kwijting van de bestuurders voor het door hen in het desbetreffende boekjaar gevoerde beleid, voor zover van dat beleid uit de jaarrekening blijkt of dat beleid aan de algemene vergadering bekend is gemaakt;

c.	het jaarverslag, tenzij artikel 2:396, lid 6, eerste volzin, of artikel 2:403 van het Burgerlijk Wetboek voor de vennootschap geldt;

d.	voorstellen, die op de agenda zijn geplaatst door het bestuur of door aandeelhouders, ten minste één/tiende gedeelte (1/10) van het geplaatste kapitaal vertegenwoordigende. Voorstellen van aandeelhouders moeten voor de oproeping tot de vergadering, met een toelichting bij het bestuur zijn ingediend;

e.	hetgeen verder ter tafel wordt gebracht, met dien verstande dat omtrent onderwerpen die niet in de oproepingsbrief of in een aanvullende oproepingsbrief met inachtneming van de voor de oproeping gestelde termijn zijn vermeld, niet wettig kan worden besloten, tenzij het besluit met algemene stemmen wordt genomen in een vergadering, waarin alle aandeelhouders aanwezig of vertegenwoordigd zijn.

7

Oproeping

Artikel 19

1.	ledere aandeelhouder en iedere persoon met rechten die de wet toekent aan houders van met medewerking van een vennootschap uitgegeven certificaten van aandelen in haar kapitaal is bevoegd de algemene vergaderingen van aandeelhouders bij te wonen, daarin het woord te voeren en, voor zover hem het stemrecht toekomt, het stemrecht uit te oefenen. Aandeelhouders en personen met rechten die de wet toekent aan houders van met medewerking van een vennootschap uitgegeven certificaten van aandelen in haar kapitaal kunnen zich ter vergadering doen vertegenwoordigen door een schriftelijk gevolmachtigde.

2.	Algemene vergaderingen van aandeelhouders worden bijeengeroepen door de directie. Voorts kunnen algemene vergaderingen van aandeelhouders bijeengeroepen worden door aandeelhouders, vruchtgebruikers en/of pandhouders met stemrecht, tezamen vertegenwoordigende ten minste de heift van het geplaatste kapitaal van de vennootschap.

3.	De oproeping tot een algemene vergadering geschiedt door middel van oproepingsbrieven gericht aan de adressen van de aandeelhouders zoals deze zijn vermeld in het register van aandeelhouders. Oproeping geschiedt niet later dan op de vijftiende dag voor de vergadering.

4.	De oproepingsbrieven vermelden de te behandelen onderwerpen, onverminderd de wettelijke bepalingen ten aanzien van bijzondere besluiten, zoals die ten aanzien van juridische fusie, splitsing, statutenwijziging en kapitaalvermindering.

5.	Een bestuurder heeft recht tot het bijwonen van de algemene vergadering. De bestuurders hebben als zodanig een adviserende stem.

Leiding/notulen

Artikel 20

1.	De leiding van de vergadering berust bij een door de algemene vergadering aangewezen voorzitter. De notulen van de vergadering worden gehouden door een door de voorzitter aangewezen notulist.

2.	De notulen van het verhandelde in de algemene vergadering worden ondertekend door de voorzitter en de notulist van de vergadering.

3.	Het bestuur houdt van de genomen besluiten aantekening.

Besluitvorming

Artikel 21

1.	leder aandeel geeft recht op het uitbrengen van één stem.

2.	Alle besluiten van de algemene vergadering, waaromtrent bij deze statuten geen grotere meerderheid is voorgeschreven, worden genomen bij volstrekte meerderheid van de uitgebrachte stemmen.

Besluitvorming buiten vergadering

Artikel 22

Alle besluiten die in een algemene vergadering genomen kunnen worden, kunnen ook buiten vergadering worden genomen, mits alle aandeelhouders zich schriftelijk al dan niet per enig telecommunicatiemiddel zich voor het voorstel hebben verklaard. Besluitvorming buiten vergadering is evenwel niet mogelijk indien er personen met rechten die de wet toekent aan houders van met medewerking van een vennootschap uitgegeven certificaten van aandelen in haar kapitaal zijn.

8

In het in de artikelen 19 lid 4 en 20 lid 3 van deze statuten bepaalde is van overeenkomstige toepassing.

Ontbinding

Artikel 23

1.	Bij de ontbinding van de vennootschap geschiedt de vereffening door het bestuur, tenzij de algemene vergadering anders bepaalt.

2.	De algemene vergadering stelt de beloning van de vereffenaars vast.

3.	Gedurende de vereffening blijven de bepalingen van deze statuten zoveel mogelijk van kracht. Het daarin bepaalde omtrent bestuurders is dan van toepassing op de vereffenaars.

4.	Hetgeen na de voldoening van de schuldeisers van het vermogen van de vennootschap is overgebleven wordt aan de houders van de aandelen en andere rechthebbenden uitgekeerd in verhouding tot ieders bezit van aandelen.

5.	De vennootschap blijft na haar ontbinding voortbestaan voor zover dit tot vereffening van haar vermogen nodig is.

Slotbepalingen

Artikel 24

1.	Aan de algemene vergadering behoort, binnen de door de wet en deze statuten gestelde grenzen, alle bevoegdheid, die niet aan anderen is toegekend.

2.	Ten aanzien van geschillen tussen aandeelhouders onderling danwel tussen aandeelhouders en de vennootschap is de rechter van de statutaire zetel van de vennootschap bevoegd.

3.	Op de verhouding tussen aandeelhouders onderling danwel tussen aandeelhouders en de vennootschap is Nederlands recht van toepassing.

9

RvB/OAP/5129540/40042715

#4178429

DEED OF AMENDMENT TO THE ARTICLES OF ASSOCIATION

(Stream International Europe B.V.)

On this twenty-eight day of January two thousand and nine, there appeared before me, Corine van Ingen, hereafter to be called “civil law notary”, as deputy of Rudolf van Bork, civil law notary officiating in Amsterdam, the Netherlands:

Oscar Alexander Pfeiffer, born in Rotterdam, the Netherlands, on the twenty-fourth day of December nineteen hundred and seventy-six, employed at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands.

The person appearing declared the following:

on the twenty-sixth day of January two thousand and nine (26 January 2009), the general meeting of shareholders of Stream International Europe B.V., a private company with limited liability under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid naar Nederlands recht), having its registered offices in Amsterdam, the Netherlands, and its principal place of business at Kabelweg 43, 1014BA Amsterdam, the Netherlands, registered with the Commercial Register of the Chambers of Commerce under file number 33258450 (the “Company”), resolved to partially amend the Articles of Association of the Company, as well as to authorize the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a photocopy of the shareholder’s resolution attached to this deed (Annex I).

The Articles of Association of the Company were last amended by a deed, executed on the twenty-eighth day of February, two thousand and six (28 February 2006), before R. van Bork, civil law notary officiating in Amsterdam the Netherlands, with respect to which a ministerial Statement of No Objections was granted on the twenty-fourth day of February, two thousand and six (24 February 2006), under number B.V. 495716.

In implementing the aforementioned resolution, the Articles of Association of the Company are hereby amended as follows.

1

Amendment A.

Article 5 paragraph 1 will be amended, which shall read as follows:

“1.	Shares may be issued pursuant to a resolution of the general meeting. In these articles of association, the “general meeting” means the corporate body consisting of all shareholders, usufructuaries and holders of a right of pledge on shares who are entitled to vote.”

Amendment B.

To Article 12 a new paragraph 9 and 10 is added which shall read as follows:

“9.	The Management Board is not authorised to file for bankruptcy without the instruction of the general meeting.

10.	The Management Board shall require the approval of the general meeting to file for a moratorium of payment.”

Amendment C.

To Article 19 a new paragraph 2 is added, as a result of which paragraphs 2 through 4 shall be renumbered to 3 through 5, which shall read as follows:

“2.	Notice of a general meeting of shareholders shall be given by the Management Board. Furthermore, notice of a general meetings of shareholders may be given by shareholders, usufructuaries and/or holders of a right of pledge on shares who are entitled to vote representing in the aggregate at least half of the Company’s issued capital.”

Statement Of No Objections.

With respect to the foregoing amendment of the Articles of Association, a ministerial Statement of No Objections of the Dutch Ministry of Justice was granted on the twenty-third day of January two thousand and nine (23 January 2009), under number B.V. 495716, which is evidenced by a written statement from the Dutch Ministry of Justice attached to this deed (Annex II).

End.

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

2

NOTE ABOUT TRANSLATION

This is a fair English translation of the deed of amendment to the Articles of Association of Stream International Europe B.V., having its registered offices in Amsterdam, the Netherlands.

Stream International Europe B.V. (the “Company”), a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid naar Nederlands recht) under the laws of the Netherlands. The Company has its registered offices at Kabelweg 43, 1014BA Amsterdam, the Netherlands, registered with the Commercial Register of the Chambers of Commerce under file number 33258450.

In preparing the English translation of the deed of the deed of amendment to the Articles of Association of the Company, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation, and if they do, the official Dutch text will by law govern. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Loyens & Loeff N.V.

3

ARTICLES OF ASSOCIATION of:

Stream International Europe B.V.,

having its registered offices at Amsterdam.

The articles of association were amended lately by notarial deed, executed before a sustitute of R. van Bork, civil law notary in Amsterdam, the Netherlands, on January 28, 2009, for which the ministerial declaration of no objections was granted on January 23, 2009 under number B.V. 495716.

The company is registered with the Trade Register of the Chamber of Commerce and Industries for Amsterdam, under registration number 33258450.

Name and registered office

Article 1

1.	The name of the company is: Stream International Europe B.V.

2.	The registered office of the company is in the municipality of Amsterdam.

Objective

Article 2

1.	The objective of the company is to:

a.	render technical services to other companies, persons or enterprises, in particular in the field of outsourced telephone services in relation to computer software;

b.	participate in, cooperate with, conduct the management of, and finance or to have financed other enterprises, in whatever legal form;

c.	grant and enter into loans;

d.	grant loans with a view to subscribing to shares in the capital of the company or depositary receipts thereof, which loans may not exceed, however, the amount of the distributable reserves.

e.	grant guarantees, bind the company and provide securities for the benefit of enterprises and companies with which the company is connected in a group, and for the benefit of third parties;

f.	exploit and trade patents, trademark rights, licenses, know how and other industrial and intellectual property rights;

g.	acquire, manage, exploit, alienate and encumber asset values, particularly immovable property, securities, movable property and financial resources.

2.	The objective includes all that is connected with or may be beneficial to the objective in the broadest possible sense.

Authorized capital

Article 3

The authorized capital of the company amounts to ninety thousand euro (€ 90,000.00), divided into two thousand (2.000) shares, each having a nominal value of forty-five euro (€ 45.00).

Shares/share certificates

Article 4

1.	All shares shall be registered. The shares shall be numbered from one on.

2.	No share certificates can be issued.

Issue of shares/pre-emptive right

Article 5

1.	Shares may be issued pursuant to a resolution of the general meeting. In these articles of association, the “general meeting” means the corporate body consisting of all shareholders, usufructuaries and holders of a right of pledge on shares who are entitled to vote.

2.	The issue of a share shall be subject to a deed intended for that purpose, executed before a civil law notary practicing in the Netherlands, to which deed the parties involved are parties.

3.	Upon issue of shares, a shareholder shall have no pre-emptive right unless the general meeting has resolved otherwise.

4.	The stipulations in the previous paragraphs of this article shall apply by analogy to the granting of rights to subscribe for shares.

Payment on shares

Article 6

1.	When subscribing to a share, the nominal value shall be paid up on such share. The condition may be made that a certain part, with a maximum of three-quarters of the nominal value, will have to be paid only after the company will have called it up.

2.	Payment on shares shall be made in cash.

In derogation of the above, and with due observance of statutory provisions, the board of directors may:

a.	grant permission to pay in foreign currency; or

b.	agree to noncash contributions.

Payment in a currency that is a unit of the euro shall not be considered to be a payment in foreign currency.

3.	The obligation to pay up shall be fulfilled by payment in foreign currency of the amount into which the paid-up amount is freely convertible into Dutch currency, as evidenced by a bank statement as envisaged in section 2:203a subsections 2 and 3 of the Netherlands Civil Code. The exchange rate applicable on the day of payment or, in the event that payment was made more than one month before the incorporation, on the day of incorporation, shall be decisive.

Register of shareholders

Article 7

1.	The board of directors shall keep a register in which the names and addresses of all shareholders are recorded, stating the date on which they acquired the shares, the date of recognition or service as well as the amount paid up on each share. This register is updated regularly.

2.	In addition, the following shall be recorded in the register:

a.	the names and addresses of those who have a right of usufruct or a right of pledge to shares, stating the date on which they acquired such right;

b.	the date of acknowledgement or service.

3.	In the event that a usufructuary or pledgee is recorded in the register, the register shall also state who is entitled to which rights as meant in article 8 of these articles of association.

Usufructuary right/pledge/depositary receipts

Article 8

1.	Shares may be subject to a usufruct or a right of pledge. On the creation of a right of pledge in a share and on the creation or transfer of a usufruct in a share, the voting rights attributable to such share may be assigned to the pledgee or the usufructuary, with due observance of the relevant provisions of the law.

2.	The Shareholder without voting rights and the pledgee or usufructuary with voting rights shall have the rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its capital. A pledgee or usufructuary without voting rights shall have no rights conferred by law upon holders of depositary receipts issued with the company’s cooperation for shares in its capital.

Acquisition of own shares

Article 9

1.	Any acquisition by the company of not paid-up shares in its capital shall be null and void.

2.	The company may acquire paid-up own shares only free of charge or if the provisions of section 2:207 of the Netherlands Civil Code have been fulfilled.

3.	The stipulations of the foregoing paragraphs shall not apply to shares to be acquired by the company under universal title.

Transfer of shares

Article 10

1.	The transfer of a share or the transfer of a restricted right to a share shall be subject to a deed intended for that purpose, executed before a civil law notary practicing in the Netherlands, to which deed the parties involved are parties.

2.	The transfer of a share shall also be binding upon the company by operation of law.

1	Save in the event that the company itself is a party to the legal act, the rights attached to the share shall not be exercised until the company has acknowledged the legal act or the deed of delivery has been served upon the company.

Share transfer restriction/approval

Article 11

1.	The shareholder who wishes to transfer one or more shares, hereinafter to be called: the “requester”, shall require the approval of the general meeting. Free transfer of shares is not allowed.

2.	The transfer shall be effected within three months after approval has been granted or shall be deemed to have been granted.

3.	Approval shall be deemed to have been granted:

a.	if the general meeting, when it withholds its approval, does not state the names of one or more prospective purchasers to the requester who are prepared to purchase all the shares to which the request for approval relates against payment in cash, at the price described in paragraph 4. The company itself may only be designated as a prospective purchaser if the requester agrees to this;

b.	if the general meeting has not decided on the request for approval within six weeks following the request.

4.	The price referred to in paragraph 3 under a shall equal the value of the shares concerned, to be established by mutual agreement between the requester and the prospective purchasers accepted by him, and in the absence of such agreement shall be established by an independent expert.

5.	Such an expert shall be appointed by the parties or, if they fail to reach agreement on the appointment of the independent expert, such appointment shall be made by the Subdistrict Court (Kantonrechter) within whose jurisdiction the company is domiciled.

The costs of such determination of the price shall be borne:

a.	by the applicant if he withdraws;

b.	by the applicant as to one half and the purchasers as to the other half if the shares are purchased by the interested parties, with the understanding that each purchaser shall contribute in proportion to the number of shares purchased by him;

c.	by the company in cases not falling under a. or b.

6.	The requester shall have the right to withdraw, provided he shall do so within one month after he became informed of the names of the prospective purchasers to whom he may sell all the shares to which the offer relates and at what price.

7.	The stipulations of this article shall not apply if the shareholder is required by law to transfer his share to a previous holder.

Board of directors

Article 12

1.	The company shall have a board, consisting of a number of one or more directors to be determined by the general meeting. The board of directors is charged with the management of the company.

2.	The directors shall be appointed by the general meeting and can be suspended or removed by this general meeting at all times.

3.	The salary and other employment conditions shall be determined for each individual director by the general meeting.

4.	In the event of absence or inability to act on the part of a director, the other directors shall remain responsible for the management. In the event of absence or inability to act of all directors, the general meeting shall appoint one or more persons who shall be temporarily responsible for the management.

5.	The general meeting shall be authorized to subject, in a resolution to that effect, clearly described resolutions of the board of directors to its approval.

6.	The absence of approval as meant in paragraph 5 of this article shall not affect the representative authority of the board or the directors.

7.	The board of directors shall act in accordance with the instructions to be received from the general meeting regarding the general lines of financial, social, economical, environmental and human resources management to be conducted.

8.	The board of directors is entitled without the prior approval of the general meeting to perform acts in law as mentioned in article 2:204 paragraph 1 of the Dutch Civil Code.

9.	The Management Board is not authorised to file for bankruptcy without the instruction of the general meeting.

10.	The Management Board shall require the approval of the general meeting to file for a moratorium of payment.

Decision-making board of directors

Article 13

1.	The resolutions of the board of directors shall be passed by an absolute majority of the votes cast.

2.	All resolutions that can be passed at a meeting of the board of directors can also be passed outside the meeting of the board of directors, provided that all directors have given their approval of the motion in writing or by any means of telecommunication.

Representation.

Article 14

1.	The board of directors shall represent the company. Representative authority shall also be vested in:

a.	each individual class A director;

b.	a class B director and a class A director jointly.

2.	In all events in which the company has a conflict of interests with one or more directors, the company shall nevertheless be represented in the manner described above. In the event, however, that the company has a conflict of interests with one or more directors privately, the company shall be represented by a person to be designated by the general meeting.

Financial year; annual accounts

Article 15

1.	The financial year shall be the calendar year.

2.	The board of directors shall draw up annual accounts annually, within five months after the end of the financial year of the company, except where this period has been extended by a maximum of six months by the general meeting on the basis of special circumstances, which annual accounts shall be kept open for inspection by the shareholders at the offices of the company. Within the above-mentioned term, the board of directors shall also make the annual report available for inspection, except where section 2:396 subsection 6 first sentence, or article 2:403 of the Netherlands Civil Code apply to the company.

3.	The company shall ensure that the prepared annual accounts, the annual report and the data to be added pursuant to section 2:392 subsection 1 of the Netherlands Civil Code shall be present at its offices from the convocation notice to the general meeting at which the above shall be dealt with. The shareholders shall have the opportunity to inspect and receive copies of said documents free of charge at the offices as aforesaid.

Adoption of annual accounts and annual report

Article 16

1.	The annual accounts shall be adopted by the general meeting.

2.	The annual accounts shall be signed by all directors. In the event that any signature is missing on the annual accounts, this shall be mentioned, stating The reason.

3.	the annual report shall be adopted by the board of directors.

Profit appropriation

Article 17

1.	The profit shall be at the free disposal of the general meeting.

2.	The company can only make distributions to the shareholders and other parties entitled to the profits eligible for distribution to the extent that the own capital exceeds the paid up and called up part of the capital, increased by the statutory reserves.

3.	Distribution of profits shall take place after the adoption of the annual accounts, proving that such distribution is permitted.

4.	No profits shall be distributed on shares in the company’s own capital, unless such shares are subject to a usufruct or a right of pledge, as a result of which the entitlement to profit is vested in the usufructuary or the pledgee.

5.	The company may only make interim distributions if the stipulation of paragraph 2 has been fulfilled.

6.	The claim of a shareholder for payment of dividend will expire after the period of five years.

General meeting of shareholders.

Article 18

1.	The general meetings shall be held in the Netherlands, in the municipality where the company has its registered office. The general meetings may also be held in Rotterdam, The Hague or Utrecht. At a general meeting that is held in a different place than is proper, valid resolutions can only be passed if the entire issued capital is represented.

2.	A general meeting shall be held annually within six months of the end of the financial year.

The following shall be transacted at such general meeting, inter alia:

a.	the annual accounts;

b.	discharge of the directors for their policy, as far as it is evidenced from the annual accounts or has been notified to the general meeting;

c.	the annual report, unless section 2:396, subsection 6, first sentence, or section 2:403 of the Netherlands Civil Code apply to the company;

d.	motions placed on the agenda by the board of directors or by shareholders, who represent at least one tenth (1/10) of the issued capital. Motions proposed by shareholders must have been submitted to the board of directors along with an explanation prior to the notice convening the meeting;

e.	all that is further raised for discussion, with de proviso that no valid resolutions can be passed on subjects that have not been mentioned in the letter convening the meeting or in an additional letter convening the meeting, with due observance of the term set for the convocation, except where such resolution is passed unanimously at a meeting at which all shareholders are present or represented.

Convocation

Article 19

1.	Each Shareholder and each person with rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its capital shall be entitled to attend the general meeting, to address the meeting and, if the voting rights accrue to him, to exercise his voting rights. Shareholders and persons with rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its capital may be represented in a meeting by a proxy authorized in writing.

2.	Notice of a general meeting of shareholders shall be given by the Management Board. Furthermore, notice of a general meetings of shareholders may be given by shareholders, usufructuaries and/or holders of a right of pledge on shares who are entitled to vote representing in the aggregate at least half of the Company’s issued capital.

3.	The convocation of a general meeting shall take place by means of convocation notices addressed to the addresses of the shareholders, as mentioned in the register of shareholders. Convocation shall take place no later than on the fifteenth day before the meeting.

4.	The convocation notices shall state the business to be transacted, without prejudice to statutory provisions regarding special resolutions, such as resolutions relating to legal merger, split, amendment to the articles of association and reduction of capital.

5.	Any director shall have the right to attend the general meeting. The directors shall have the right to give an advisory opinion.

Chairman/minutes

Article 20

1.	The meeting will be presided by a chairman appointed by the general meeting. Minutes of the meeting will be kept by a minutes secretary appointed by the chairman.

2.	The minutes of the business transacted at the general meeting shall be signed by the chairman and the minutes secretary of that meeting.

3.	The board of directors shall keep a record of the resolutions passed.

Decision-making general meeting

Article 21

1.	Each share carries the right to cast one vote.

2.	The resolutions of the general meeting for which these articles of association do not prescribe a larger majority shall be passed by an absolute majority of the votes cast.

Decision-making outside a meeting

Article 22

All resolutions that can be passed at a general meeting can also be passed outside a meeting, provided that all shareholders have given their approval of the motion in writing or by any means of telecommunication. Adoption of resolutions outside of meetings shall not be permissible if there are persons with rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its capital.

The prescriptions of article 19 paragraph 4 and article 20 paragraph 3 of these articles of association shall apply mutatis mutandis.

Dissolution

Article 23

1.	In the event of dissolution of the company, the directors shall be responsible for its liquidation, unless the general meeting resolves otherwise.

2.	The general meeting shall fix the remuneration of the liquidators.

3.	During liquidation the stipulations of these articles of association shall remain in force as much as possible. The stipulations contained therein regarding directors shall then apply to the liquidators.

4.	Any remaining assets of the company after satisfaction of the creditors shall be distributed to the holders of shares and other entitled parties in proportion to each party’s shareholding.

5.	The company shall continue to exist after its dissolution to the extent that such continued existence shall be required for purposes of liquidation of its assets.

Final provisions

Article 24

1.	Within the limits set by law and these articles of association, the general meeting reserves all authority that is not granted to third parties.

2.	With regard to disputes between shareholders and/or between shareholders and the company, the court of the domicile of the company shall be competent.

3.	The relationship between shareholders and/or between shareholders and the company shall be subject to Dutch law.

* * *

NOTE ABOUT TRANSLATION

This is a fair English translation of the Articles of Association of:

Stream International Europe B.V., having its registered offices in Amsterdam, the Netherlands (the “Company”).

The Company is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, having its registered offices in Amsterdam, the Netherlands, and maintaining its principal place of business at Kabelweg 43, 1014 BA Amsterdam, the Netherlands, registered with the Commercial Register of the Chamber of Commerce and Industry for Amsterdam, under number 33258450.

In preparing the English translation of the Articles of Association of the Company, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation, and if they do, the official Dutch text will by law govern. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Loyens & Loeff N.V.

10